DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 1995 AND DECEMBER 31, 1994

                                        September 30,      December 31,
                                            1995             1994
ASSETS

CASH AND CASH EQUIVALENTS                $  553,661       $  424,960
PROPERTY                                  4,436,188        4,772,863

OTHER ASSETS                                424,708          466,245

TOTAL                                    $5,436,239       $5,785,750

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  659,144       $  615,700


PARTNERS' EQUITY:
     General Partners                       (60,009)         (56,080)
     Limited Partners                     4,837,104        5,226,130

  Total partners' equity                  4,777,095        5,170,050

TOTAL                                    $5,436,239       $5,785,750

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994


                                        September 30,    September 30,
                                           1995             1994
REVENUES:

Rental Income                            $  410,758       $  423,544
Interest                                      3,917            3,320
     Total revenues                         414,675          426,864

EXPENSES:

Operating Expenses                          268,245           246,919
General and administrative                   33,419            37,154
     Total expenses                         301,664           284,073

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             113,011           142,791
   EQUITY IN INCOME OF REAL ESTATE           30,888            25,074

NET INCOME                               $  143,899        $  167,865


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  142,460        $  166,186
    General partners                          1,439             1,679

TOTAL                                    $  143,899        $  167,865

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     5.94        $     6.92


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).



STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30,1995 AND 1994

                                         September 30,        September 30,
                                            1995                  1994

REVENUES:
Rental Income                            $1,224,172             $1,231,980
Interest                                     11,657                  6,761
Total Revenues                            1,235,829              1,238,741

EXPENSES:
Operating Expenses                          760,672                740,645
General and Administrative                  135,294                136,673
Total expenses                              895,966                877,318

INCOME BEFORE EQUITY IN
   INCOME OF REAL ESTATE JOINT VENTURE      339,863                361,423

EQUITY IN INCOME OF
   REAL ESTATE JOINT VENTURE                 85,363                 67,794

Net Income                                  425,226                429,217

AGGREGATE NET INCOME ALLOCATED TO:
Limited partners                           $420,974               $424,925
General partners                              4,252                  4,292

TOTAL                                      $425,226               $429,217

NET INCOME PER LIMITED PARTNERSHIP         $  17.54                $ 17.71

LIMITED PARTNERSHIP UNITS USED IN
PER UNIT CALCULATION                         24,000                 24,000

See accompanying notes to consolidated financial statements(unaudited)


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1993         ($  51,062)     $5,722,901   $5,671,839

NET INCOME                               4,292         424,925      429,217
DISTRIBUTIONS                           (7,576)       (750,000)    (757,576)

EQUITY AT SEPTEMBER 30,1994           ($54,346)     $5,397,826   $5,343,480

EQUITY AT DECEMBER 31, 1994           ($56,080)     $5,226,130   $5,170,050

NET INCOME                               4,252         420,974      425,226
DISTRIBUTIONS                           (8,181)       (810,000)    (818,181)

EQUITY AT SEPTEMBER 30,1995           ($60,009)     $4,837,104   $4,777,095


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                    September 30,     September 30,
                                        1995              1994
                                                                              1995                       1994
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 425,226        $429,217

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        351,850         351,850
     Distributions in excess
      	of earnings in
       real estate joint venture          41,537          33,076

     Changes in assets and
      	liabilities:

     Decrease in other assets            100,000              0
     Increase in liabilities              43,444          76,892

Net cash provided by
  operating activities                   962,057         891,035

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                     (15,175)           (500)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (818,181)       (757,576)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      128,701         132,959

CASH AND CASH EQUIVALENTS:

     At beginning of period              424,960         492,869
     At end of period                  $ 553,661        $625,828


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1995, and for the periods ended September 30, 1995, and 1994 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and HuntingBeach, California. The total cost of property and accumulated depreciation at September 30, 1995, is as follows:

        Land                                 $  2,305,310
        Buildings and improvements              7,050,725
        Equipment                                  14,067
        Total                                   9,370,102
        Less: Accumulated Depreciation        ( 4,933,914)
        Property - Net                       $  4,436,188


3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income
Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the nine months ended September 30, 1995, and 1994 is as follows:

                                   1995                    1994

     Revenue                     $530,834                $471,841
     Operating Expenses           246,291                 245,860
     Net Income                  $284,543                $225,981

The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.